SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 5, 2003
                                                         ----------------


                                  INFORTE CORP.
             (Exact name of registrant as specified in its charter)


          Delaware                      000-29239                 36-3909334
          --------                      ---------                 ----------
(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation)                 File No.)            Identification No.)


150 North Michigan Avenue, Suite 3400
Chicago, Illinois                                                   60601
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number including area code:   (312) 540-0900


          (Former name or former address, if changed since last report)




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Item 9.       Regulation FD Disclosure.

         On December 5, 2003, Inforte Corp. ("Inforte") announced the hiring of new President and Chief Operating Officer, David Sutton, effective on that date. Phil Bligh, Inforte's Chairman and Chief Executive Officer, commented, "Dave previously established and led Inforte's Strategy practice from 1999 through 2001 before leaving to take the CEO role at Zyman Marketing Group. Zyman is a consulting company of similar size to Inforte which experienced rapid and profitable growth during his tenure. He is co-author of the book Enterprise Marketing Management: The New Science of Marketing, and brings to Inforte a great deal of expertise in our core growth markets of strategy, marketing automation and business intelligence. Dave will be working directly with me to refine and execute our strategy for growth.

         "Inforte's current President and COO, Stephen Mack, is stepping down after 9 years in the role. This move is in-line with his long-held personal plans and timed to allow Inforte to seize the opportunity to bring Dave Sutton into the executive team. It is impossible to overstate Steve's impact on the company's founding and growth. We thank him for his massive contributions and look forward to working with him in his continuing capacity on Inforte's Board of Directors."

         Stephen Mack, Inforte's outgoing President and COO stated, "After 9 years it is a difficult decision to leave my full-time position with Inforte. Having worked with Dave Sutton in the past, and observing his recent accomplishments, I know that he is the right person to succeed me as President and COO. His drive, creativity and industry expertise combined with his great management skills, make him well prepared to lead Inforte during its next phase of growth. However, I am not leaving Inforte completely. I will continue to be an active board member, and I will work to help guide Inforte's continued success over the coming years."





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INFORTE CORP.


December 5, 2003                        By:   /s/ Nick Heyes
                                           -------------------------------------
                                              Nick Heyes
                                              Chief Financial Officer










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